Exhibit 99.2

FYQ2’25 Combined CEO & CFO Script

Intro: Brent Stringham

Good afternoon and thank you for joining our quarterly earnings call. Joining me on the call today is our President and Chief Executive Officer Saleel Awsare.

A “live” and archived webcast of today’s call will be available on the company’s website. In addition, you can find the call-in details for the phone replay in today’s earnings release.

During this call, management may make forward-looking statements which involve risks and uncertainties that could cause our results to differ materially from management's current expectations.

We encourage you to review the cautionary statements and risk factors contained in the earnings release, which was furnished to the SEC today and is available on our website, and in the Company’s SEC filings such as its 10-K and 10-Qs. Lantronix undertakes no obligation to revise or update publicly any forward-looking statements to reflect future events or circumstances.

Please refer to the news release and the financial information in the investor relations section of our website for additional details that will supplement management’s commentary.

Furthermore, during the call, the company will discuss non-GAAP financial measures. Today's earnings release, which is posted in the Investor Relations section of our website, describes the differences between our non-GAAP and GAAP reporting and presents reconciliations for the non-GAAP financial measures that we use.

With that, I’ll now turn the call over to Saleel.

Saleel Awsare:

Thanks Brent, and thank you, everyone, for joining us on the call today.

We reported revenue of $31.2 million for the Second Quarter of Fiscal 2025 and our Non-GAAP EPS was 4 cents. Both metrics were solidly within the guidance range.

Brent Stringham, our newly appointed CFO, will be providing more details on the Second Quarter financial results shortly.

On the call today, l would like to cover four topics briefly with you:

1.	An update on our Netcomm acquisition which closed in late December;
2.	Expected growth of the Edge AI market and comments from CES in Las Vegas;
3.	Our strengthening relationship and AI developments with Qualcomm; and
4.	An update on our internal cost savings initiatives.

First, we’re pleased with the strategic acquisition of Netcomm for $6.5 million, which expands our Connect business with 4G & 5G gateways. The integration process is going well and we’re working closely with supply chain partners to fill orders for their blue-chip customers. We recently met with several key customers at CES including Vodaphone, Netcomm’s largest customer. We believe we’re off to a good start and are excited about the growth prospects for the business. Australia and New Zealand present greenfield opportunities for us, and we’re exploring new cross-selling opportunities for Lantronix.

To help us grow our Connect product offerings and integrate Netcomm’s gateway line, we’ve hired Daniel Quant to head-up our Industrial IoT group. Daniel will play a pivotal role in integrating AI into our new IoT devices and gateways for Industrial and Enterprise customers. With over 20 years of experience in Industrial IoT and wireless communication, including his most recent role as VP & GM at Multi-Tech Systems in Minnesota, we are delighted to have him join the team!

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Second, a recent Gartner report highlights a significant shift towards Edge Computing. By 2025, 75% of data is expected to be captured at the edge of the network, up from 25% in 2018. Additionally, more than 50% of enterprise-generated data will be processed outside traditional data centers by 2028, compared to only 25% in 2018. This trend represents a substantial market opportunity, with Edge AI and Machine Learning projected to become a $76 billion market by 2031.

Lantronix is strategically positioning itself to capitalize on this mega-trend by focusing on Compute + Connect at the Edge. Through both organic growth and strategic acquisitions, Lantronix aims to be the “Picks & Shovels” of the Edge AI build-out.

We provide the necessary hardware, software, and services to enable Edge AI applications, helping customers deploy IoT Edge solutions more efficiently. We showcased our Edge Intelligence technology to our key customers and partners at CES and received enthusiastic feedback.

Third, we continue to strengthen our strong collaboration with Qualcomm on Edge Intelligence and some broader AI initiatives. For example, we are integrating Qualcomm’s “advanced AI frameworks” into our Lantronix Edge AI systems to enhance modeling and real-time analytics.

We are positioned as one of Qualcomm’s key partners for Edge AI, supporting their AI Hub program and their expansion into mid-tier and Enterprise customers. For example, new opportunities include working on prototype solutions for banking institutions to test customer traffic analytics; working with an Electronics manufacturer for quality control and predictive maintenance; and working with a large agricultural customer to explore real-time monitoring and maintenance for advanced farming equipment.

While we invest in Edge AI solutions, we remain very focused on securing new customers and Design Wins.

Several of note to share are:

•	In Out of Band Management, we are shipping to a large Enterprise-ready AI Datacenter business that is deploying our ‘Top of Rack’ solution including hardware, software and services that enable Out of Band Management for remote configuration, fast recovery, and maintenance of the customer’s AI Cloud Servers. This is critical for maintaining access to their assets at all times.

•	In Compute, we recently secured a design win with a US-based Drone Manufacturer. We’re providing our production-ready computing modules that are embedded in the drones for short-range reconnaissance by the Military. The system is TAA compliant.

•	In Connect, we’re building on our strong relationships with a leading telecom provider to deliver gateways and routers to manufacturers of Critical Infrastructure assets, such as generators and power plants. Our intelligent gateways allow customers to increase their operational readiness, reduce operating costs, and improve alerts & reporting.

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Finally, regarding the cost reduction initiatives we spoke about last quarter, I’m pleased to report that we’re ‘on track’ and made good progress in the fiscal Second Quarter. These initiatives are now substantially complete. Our process of consolidating our seven geographic locations down to four Centers of Excellence is progressing, with:

▪	Taipei -- for Operations and Hardware;
▪	Hyderabad -- for Software and Firmware;
▪	Vancouver -- for Software and Qualcomm initiatives; and
▪	Minneapolis -- for Operations & US-certified warehousing.

We are making these changes to (i) better serve our customers; (ii) help our future growth initiatives; and (iii) streamline our operations. In addition to the four Centers of Excellence, we are retaining a small administrative head office in Irvine.

With that, I will now turn the call over to Brent to provide you with the quarterly financial review.

Brent Stringham: Thank you, Saleel.

I will review the financial results and some business highlights for our second quarter of fiscal year 2025 before commenting on our financial outlook for the third quarter of Fiscal 2025.

For FQ2 2025, we reported revenue of $31.2 million, which was near the midpoint of our guidance range. This did not include any revenue from the acquisition of the Netcomm IoT products as the transaction closed right at the end of the quarter. As expected, revenue was down sequentially from the prior quarter principally due to lower volume from our largest automotive customer and slightly lower activity in our Enterprise vertical market.

On a year-over-year basis, revenue in FQ2 2025 was down approximately $5.9 million, or 16 percent, as we saw lower activity in some of our out-of-band management and switch products.

GAAP gross margin was 42.6% in FQ2 2025 compared to 42.1% in the prior quarter and 40.6% in the year ago quarter.

Non-GAAP gross margin was 43.2% in FQ2 2025 compared to 42.6% in the prior quarter and 41.6% in the year ago quarter.

The sequential improvement in gross margin reflects favorable product mix toward higher-margin System Solution products.

GAAP operating expenses for FQ2 2025 were $15.4 million compared to $16.8 million in the year-ago quarter and $16.6 million in the prior quarter.

Similarly, our non-GAAP Opex for FQ2 2025 was down by approximately $700 thousand compared to the year-ago quarter, and down approximately $600 thousand sequentially, reflecting the progress we’re making on cost reductions, which I will speak more about in a moment.

GAAP net loss was $2.4 million, or 6 cents per share, during FQ2 2025 compared to GAAP net loss of $2.6 million, or 7 cents per share, in the year ago quarter.

Non-GAAP net income was $1.8 million or 4 cents per share during FQ2 2025, compared to non-GAAP net income of $3.0 million, or 8 cents per share, in the year ago quarter.

Further to Saleel’s comments regarding our cost reduction initiatives, activities to reduce our operating costs have been substantially completed as of last month in January.

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We reported in the prior quarter that we expected these initiatives to result in quarterly non-GAAP Opex in the range of $11.25 to $11.75 million, and on a full year basis, reduce Fiscal 2025 Opex by $4.5 million compared to Fiscal 2024. With the initiatives implemented to date, we are on track to deliver these cost reductions. Note this quarterly Opex estimate did not include incremental costs attributable to the acquisition of the Netcomm IoT products, which we currently expect to add approximately $300 to $400 thousand per quarter.

Turning to the balance sheet………

We ended FQ2 2025 with cash and cash equivalents of $19.2 million, which includes the disbursement of $6.5 million in late December for the acquisition of the Netcomm IoT products. For the six-month period ended December 31, 2024, we generated positive operating cash flow of $3.0 million.

Net inventories decreased slightly to $29.1 million as of FQ2 2025, as compared to $29.5 million in the prior quarter.

Now for the outlook.

•	For the Third Quarter of Fiscal 2025, we expect revenue to be in the range of $27 to $31 million. We’re expecting sequentially lower revenue in FQ3 primarily reflecting a slower than anticipated rollout by our large Smart Grid customer in Europe.

•	We anticipate resuming shipments once the initial deployment is complete. The revenue impact in FQ3 is partially offset by expected organic growth in Gateways, Routers, and Out of Band management.

•	As a result, we’re expecting Non-GAAP EPS in the range of 1 cent to 5 cents per share in FQ3.

On a general housekeeping note, when filing our Form 10-Q for the current quarter, we also intend to file a Form S-3 registration statement which renews our existing shelf registration that recently expired. This is consistent with the Company’s longstanding practice.

Saleel: Thanks Brent.

In conclusion, I believe Lantronix has the key assets in Compute & Connect to drive Edge Intelligence.

We will continue to focus on three key verticals: (i) Enterprise; (ii) Smart Cities, which includes critical infrastructure; and (iii) Transportation.

And as new reports indicate, more and more data traffic will be generated at the Edge of the Network - - with a higher percentage of processing happening there because it’s secure, and it makes for fast & efficient decision-making, rather than moving data back and forth to the Cloud. We’re very well positioned for this Mega-trend.

While we have experienced the effects of customer concentration, we set our corporate strategy, focused the business, executed well operationally, while delivering consistent profitability.

We are driving ahead with Edge AI solutions, securing new design wins, integrating the newly acquired assets from Netcomm, and positioning the company for exciting future growth.

With that, we complete our prepared remarks for today, so I’ll now turn it over to the Operator to conduct our Q&A session.

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